Exhibit 23.6

Institute of Quantitative & Technical Economics, Chinese Academy of Social Sciences

Letter of Consent
October 8, 2010

We, Institute of Quantitative & Technical Economics, Chinese Academy of Social Sciences, hereby authorize Ossen Innovation Co., Ltd. to use the Industry Report on Chinese Pre-stressed Material Market developed by Mr. Liu Qiang, a research staff of our institute in case of need with full powers.

Attached: Industry Report on Chinese Pre-stressed Material Market

Institute of Quantitative & Technical Economics,
Chinese Academy of Social Sciences

(Seal of Institute of Quantitative & Technical Economics,
Chinese Academy of Social Sciences)